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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

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                               INTELLIGROUP, INC.
            (Name of Registrant as Specified In Its Charter)

                                  Ashok Pandey
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                  ASHOK PANDEY
                                 944 Stuart Road
                               Princeton, NJ 08540

June 19, 2002

Dear Fellow Intelligroup Shareholder:

     I am the founder and one of the largest shareholders of Intelligroup, Inc. I founded Intelligroup in 1987, and was its Chairman, President and sole CEO for 10 years through September 1997. During that time, the Company grew profitably from a mere idea to a leading IT services company with close to $94.3 million in revenues. I also successfully led the Company to a Nasdaq listing in 1996, and a follow-on offering in 1997, raising a combined total of approximately $38 million. I have been extremely disappointed with the Company's dismal performance over the past several years:

          Revenues have fallen: From $147.5 million in 1998 to $108.1 million in 2001.

          Profits have disappeared: In 1998, the Company had net income of $13.4 million, but each year since then generated a substantial net loss, including a net loss of $12.6 million in 2001, the highest in the Company's history.

          Over $200 million in market value has vanished: The Company's stock price has been steadily declining, from about $15 per share in early 2000 to about $1 per share for most of this year. The stock has even traded below $1 for months at a time, exposing shareholders to the very real risk of a Nasdaq delisting.

     I believe these unacceptable results are the direct product of a failure of the Intelligroup board to properly govern the Company. I resigned as co-chief executive officer and a director of the Company in December 2000 because I believed the board incapable of decisive action and unwilling to implement and support specific strategies and needed changes I had proposed to restore the Company to profitability.

     Since my departure, the financial condition of the Company has further deteriorated, as is evident by the Company's write-off of $13.3 million in the fourth quarter of 2001. I believe this write-off is a direct result of the inability of the incumbent board and management to move swiftly to restructure and downsize non-performing international operations, as well as their failure to re-evaluate, in a timely fashion, the Company's focus on the unprofitable Application Service Provider market. Indeed, these actions were part of the ideas and strategies that I had proposed back in 2000. They are only now being implemented by the Company's board and management in their "too little - too late" efforts to reverse the Company's declining performance.

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     I believe the board has failed to provide the active oversight and decisive leadership the shareholders of Intelligroup deserve. I am seeking your support to elect a new board of directors at the Company's Annual Meeting scheduled for July 2, 2002.

     Consider the recent governance record of the incumbent board and decide:

     . Unearned Bonus: After a particularly poor performance by the Company in 2001, the board "awarded" the current CEO a $200,000 bonus. I strongly believe that awarding a large executive bonus after a year of poor performance by the Company provides no incentive for management to improve the performance of the Company and wastes corporate assets. I believe that management should not be allowed to benefit while shareholders suffer.

     . Golden Parachute: Just this month, after I filed my preliminary proxy statement challenging current management, the board gave the current CEO a new two-year employment contract. Under this new agreement, if the Company determines to replace the CEO following a change in control, which typically would include a change in the board, the current CEO would continue to receive his full $350,000 salary for 15 months. Incredibly, while the Company pays the CEO during this 15-month period, the CEO would be free to compete with the Company and raid its employees and customers as the Board determined to allow customary non-competition and non-solicitation clauses to "lapse" for the CEO upon a change in control! Today, when corporate governance is a burning issue for all investors, I leave it for you to determine as a shareholder if these questionable actions of the current board are in the interest of the Company's shareholders or in the interests of a poorly performing management team?

     . Lack of Ownership: Management's proxy statement fails to disclose that the current CEO has pledged all of his remaining stock in the Company as collateral for a personal loan - a loan on which he has defaulted, and which will likely result in a liquidation of his entire stock position in the Company. Consequently, I believe that the current CEO now has virtually no economic interest in the Company and his interests are not aligned with shareholder interests.

     . Postponed Meeting: After I announced my intention to run a proxy contest, the board, without explanation, postponed the date of the Annual Meeting from June 6 to July 2. I had to sue the Company in New Jersey court to make sure that the Annual Meeting would not again be postponed, or even cancelled. I believe that the shareholders of the Company have a right to express their views through a vote in a timely manner.

     . Failed Oversight: Two directors resigned from the board within the last month, one of whom cited the board's failure to inform him of certain events and decisions made by the board and management, which had made him uncomfortable while representing the interests of all shareholders of the Company. I believe this is a telling statement from a recent insider on how this board has chosen to operate.

                                        2

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     .    Last Minute Suit Against the Founder: Last Friday, just two weeks before the Annual Meeting, the Company responded to my solicitation by filing a lawsuit accusing me of making disparaging statements about the performance of the Company, the board and management. The complaint alleges that I made these statements in both the lawsuit I filed to ensure that the Annual Meeting would not be delayed and in my proxy materials. I believe this lawsuit is a desperate attempt by the current board and management to muzzle my criticism of the Company's performance. Rather than hiding behind their baseless lawsuit, I believe the board and management should focus on explaining their record and not attempt to prevent one of the Company's largest shareholders from communicating with other shareholders about the future of our Company.

Ask yourself if these actions are the acts of a board interested in the governance of the Company for the benefit of the shareholders or, as I am convinced, the actions of an ineffective board that has failed entirely to protect the shareholders' interests.

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                             IT'S TIME FOR A CHANGE!

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     I URGE YOU TO SIGN, DATE, AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY TO
VOTE FOR THE ELECTION OF MY NOMINEES.

     I appreciate your support and look forward to leading the Company back to profitability. If you have any questions or need assistance, please call Innisfree M&A Incorporated, which is assisting me in this matter, toll free at
(888) 750-5834.

                                                 Sincerely,

                                                 /s/ Ashok Pandey

                                                 Ashok Pandey

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                  your shares, please call our proxy solicitor:

                           INNISFREE M&A INCORPORATED
                          TOLL-FREE, at 1-888-750-5834.

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